Exhibit 10.72

Corporate Performance Plan For 2017

CORNING INCORPORATED
INCENTIVE STOCK RIGHTS AGREEMENT
(Time-Based Incentive Stock Right)
(Terms and Conditions)

Important Change: 100% of the awards offered under the executive long-term incentive plan for 2017 are contingent on Employee accepting the terms and conditions of a Non-Compete Agreement attached as Appendix A to this 2017 Restricted Stock Unit Agreement before May 31, 2017.  Failure to accept these terms and conditions will result in the forfeiture and cancellation of 100% of the awards offered.

This Incentive Stock Rights Agreement ("Agreement") dated February 1, 2017 between Corning Incorporated ("Corning" or the "Corporation") and the employee named below is subject in all respects to Corning's 2012 Long-Term Incentive Plan as amended, a copy of which may be obtained from the Corporation's Secretary at One Riverfront Plaza, Corning, New York  14831.

1.	Awards of Rights. Corning hereby awards to the employee (the "Employee") Incentive Stock Rights (the "Incentive Stock Rights").

Each Incentive Stock Right shall entitle the Employee to receive from Corning one share of Corning's common stock ("Common Stock"); provided that the Employee satisfies both service based vesting requirements set forth in Sections 3 and 4.  Such shares, if any, shall be paid to the Employee at the time set forth in Section 5.

2.	Non-Transferability. The Incentive Stock Rights may not be sold, assigned, transferred, pledged or otherwise encumbered by or on behalf of or for the benefit of the Employee.

3.	First Service Based Vesting Requirement. Incentive Stock Rights are subject to two service-based vesting requirements, with the first one applicable in 2017 as follows:

(a)
Under the first vesting requirement, the Employee shall "earn" a number of Incentive Stock Rights based upon the number of full calendar months he/she is employed by the Corporation in the 2017 fiscal year ("First Service Period"), provided further that the Employee must be employed for at least 3 full calendar months during the First Service Period for the Employee to be eligible to "earn" any award.

(b)
If during the First Service Period the Employee's employment  with the Corporation is terminated for any reason (other than a termination as described in Section 4(b) or 4(f) below in which cases the Employee shall not be entitled at any Incentive Stock Rights), then the prorated number of "earned" Incentive Stock Rights shall be calculated as the total number of  Incentive Stock Rights multiplied by a ratio in which the numerator is equal to the number of full calendar months that the employee was actively employed (provided that this number is no less than 3) during the First Service Period, and the denominator of which is 12. The number of Incentive Stock Rights that have not been "earned" in the First Service Period under the first vesting requirement shall be forfeited.

(c)
An Employee shall not vest in his/her right to receive an Incentive Stock Right that has been "earned" in the First Service Period unless the Employee also satisfies the second service based vesting requirements set forth in Section 4.

4.
Second Service Based Vesting Requirement. Subject to the exceptions set forth below, the Employee must remain in continuous employment with Corning until March 31, 2020, to satisfy the second service based vesting requirement.  If the Employee's employment with Corning terminates before March 31, 2019, any "earned" Incentive Stock Rights, as described in Section 3 above, as of the date of the Employee's employment terminates shall be treated as follows:

(a)
Retirement at or After Age 55 – If the Employee terminates employment on account of normal or early retirement on or after age 55, provided that the Employee has at least five (5) years of active service with Corning, then the second service based vesting requirement shall be satisfied with respect to the "earned" Incentive Stock Rights as calculated in Section 3(b) above.  If the Employee has less than five (5) years of active service with Corning, then the second service based vesting requirement shall be satisfied with respect to the "earned" Incentive Stock Rights as calculated in the same manner specificed in Section 4(b) below.

(b)
Involuntary Termination (not "for cause") – If the Employee's employment is involuntarily terminated after the First Service Period but before before March 31, 2020, and it is not "for cause," then the second service based vesting requirement shall be satisfied as of the Employee's termination date for the prorated number of "earned" Incentive Stock Rights, calculated as the total number of "earned" Incentive Stock Rights multiplied by a ratio with the numerator equal to the number of full calendar months (not to exceed 36) from the start of the First Service Period through the Employee's termination date, and the denominator of which is 36.  If the Employee's employment is involuntarily terminated during the First Service Period the Employee shall not be entitled at any Incentive Stock Rights.

For purposes of this Agreement, "for cause" shall mean the Employee's:

	●	conviction of a felony or conviction of a misdemeanor involving moral turpitude (from which no further appeals have been or can be taken);
	●	a material breach of Corning's Code of Conduct;
●
gross abdication of his duties as an employee of the Corporation (other than due to the Employee's illness or personal family problems), which conduct remains uncured by the Employee for a period of at least 30 days following written notice thereof to the Employee by the Corporation, in each case as determined in good faith by the Corporation; or

●
misappropriation of Corning's assets, personal dishonesty or business conduct which causes material or potentially material financial or reputational harm for the Corporation.  For purposes of this Section 4(b), no act or failure to act on the Employee's part shall be deemed to be a termination for cause if done, or omitted to be done, in good faith, and with the reasonable belief that the action or omission was in the best interests of the Corporation.

(c)
Death – If the Employee dies while employed, then the second service based vesting requirement shall be satisfied with respect to the "earned" Incentive Stock Rights as calculated in Section 3(b) above.

(d)
Disability – If the Employee's employment is terminated as a result of a total and permanent disability (as that term is defined in the long-term disability plan(s) applicable to the Employee), then the second service based vesting requirement shall be satisfied with respect to the "earned" Incentive Stock Rights as calculated in Section 3(b) above.

(e)
Divestiture, etc. – If the Employee's employment is terminated due to a reduction in force, divestiture or discontinuance of certain of the Corporation's, then the second service based vesting requirement shall be satisfied with respect to the "earned" Incentive Stock Rights as calculated in Section 3(b) above.

(f)
Voluntary Termination, Termination for Cause, Dereliction of Duties or Harmful Acts – If the Employee voluntarily leaves the employ of the Corporation, or if the Employee's employment shall be terminated "for cause", or if the Employee causes the Corporation to suffer financial harm or damage to its reputation through (i) dishonesty, (ii) material violation of the Corporation's standards of ethics or conduct, or (iii) material deviation from the duties owed the Corporation by the Employee, then all of the Incentive Stock Rights shall be forfeited as of the Employee's termination date.

(g)
Change of Control – In the event of a "change of control" of Corning Incorporated, the provisions of Sections 3 and 4 shall not be applicable and all nonforfeited Incentive Stock Rights shall be "earned" and fully vest.

For purposes of this Agreement, the term "change of control" shall mean an event that is "a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and that also falls within one of the following circumstances:

		(i)	an offerer (other than Corning) purchases shares of Corning Common Stock pursuant to a tender or exchange offer for such shares;

(ii)
any person (as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of Corning securities representing 50% or more of the combined voting power of Corning's then outstanding securities;

(iii)
the membership of Corning's Board of Directors changes as the result of a contested election or elections, such that a majority of the individuals who are Directors at any particular time were initially placed on the Board of Directors as a result of such a contested election or elections occurring within the previous two years; or

(iv)
the consummation of a merger in which the Corporation is not the surviving corporation, consolidation, sale or disposition of all or substantially all of Corning's assets or a plan of partial or complete liquidation approved by the Corporation's shareholders.

5.	Time of Payment. "Earned" Incentive Stock Rights that have vested shall be paid as of the earliest of the following dates:

(a)
Death or Separation from Service– If the Employee dies or "separates from service" (within the meaning of Section 409A of the Code) from Corning, the Employee's Incentive Stock Rights that are "earned" and vested as of the date of the Employee's death or separation from service shall be paid, net of tax withholdings, as of the date of death or separation and distributed as net shares of Common Stock within 30 days after the date of death or separation from service.

(b)
April 15, 2019.  If the Employee does not "separate from service" (within the meaning of Section 409A of the Code) from Corning on or before March 31, 2020, the Employee's "earned" Incentive Stock Rights shall be paid, net of tax withholdings, as of April 15, 2020 and distributed as net shares of Common Stock  within 30 days following April 15, 2020.

(c)
Change of Control - In the event of a Change of Control, the Employee's Incentive Stock Rights that are vested as of the date of the Change of Control shall be paid/distributed as net shares of Common Stock, net of tax withholdings, as of/and within 30 days following the date of the Change of Control.

(d)
Special Distributions to Pay Social Security, Medicare Taxes - In the event that "earned" Incentive Stock Rights become subject to Social Security and/or Medicare taxes prior to a distribution event described in Sections 5(a)-(c) above (i.e., because the payment of the Incentive Stock Rights is no longer subject to a substantial risk of forfeiture) a partial distribution of the Incentive Stock Rights will be made to pay the Federal Insurance Contributions Act ("FICA") tax imposed under Code sections 3101, 3121(a), and 3121(v)(2) on the Employee's "earned" Incentive Stock Rights (the "FICA Amount").  Additionally, a partial distribution of the Incentive Stock Rights will be made to pay the income tax at source on wages imposed under section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes.  However, the total payment under this provision must not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount.  Any subsequent amount that is paid under this Agreement will be reduced by the amount paid under this Section 5(d).

(e)
Special Rule for Specified Employees - Notwithstanding the foregoing, if an amount becomes payable under the above rules due to the Employee incurring a "separation from service" within the meaning of Section 409A of the Code (for this purpose, payments on account of death are not considered payments made on account of separation from service), and the Employee is a "specified employee" (within the meaning of Section 409A of the Code) as of the date of separation from service, the Employee's "earned" Incentive Stock Rights that are vested as of the date of the Employee's separation from service shall be paid/distributed as net shares of Common Stock (net of tax withholdings) on or after the first day of the seventh month after the Employee's separation from service and before the 15th day of the seventh month following the date the Employee separates from service.

(f)
Forfeiture - All Incentive Stock Rights that have not vested as of the date any Incentive Stock Right is paid shall be forfeited; provided that any distributions under Section 5(d) shall not result in the forfeiture of any unpaid Incentive Stock Rights.

6.
Form of Payment. At the time specified in Section 5, Corning shall make an appropriate book-entry, for the number of shares of Common Stock equal to the number of "earned" Incentive Stock Rights that are vested (net of tax withholdings).  An Employee shall have no further rights with regard to the Incentive Stock Rights once the underlying shares of Common Stock have been delivered.  The number of shares of Common Stock which Corning must deliver pursuant to this Agreement shall be reduced by the value of all taxes which the Corporation is required by law to withhold by reason of such delivery.

7.
Voting and Dividend Rights.  Because the Incentive Stock Rights do not constitute shares of Common Stock (but rather just the right to receive shares in the future upon satisfaction of the specified service based vesting conditions), the grant or vesting of Incentive Stock Rights shall not provide the Employee with any shareholder rights (such as voting or dividend rights) until the Incentive Stock Rights are converted to shares of Common Stock.

8.
Dividend Equivalents.  The Employee's earned and vested Incentive Stock Rights shall be credited with dividend equivalents in a manner that is consistent with the manner in which dividends are paid on shares of Common Stock.  Dividend equivalents shall be accumulated over the vesting period and paid in cash at the same time that the Incentive Stock Rights are paid in Section 5.  The Corporation shall establish rules and administrative processes that apply to dividend equivalents that shall be binding on the Employee.  No dividend equivalents shall be paid on Incentive Stock Rights that have been forfeited or paid.

9.
Transfers.  If the Employee is transferred from Corning to a subsidiary (being a 50% or greater owned entity), or vice versa or from one subsidiary to another, the Employee's employment shall not be deemed to have terminated.

10.
Section 409A and Unfunded Plan.  This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and administered in accordance with that intent.  If any provision of the agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  For purposes of this Agreement, "termination", "termination date" or similar term shall mean the the date the employee "separates from service" from Corning within the meaning of Section 409A of the Internal Revenue Code.  Under such definition, a period of time during which the Employee receives severance pay, but does not work, does not count as employment. This Agreement is an unfunded deferred compensation plan.

11.
Modification/Interpretation.  Any modification of the terms of this Agreement must be approved, and any dispute, disagreement or matter of interpretation which shall arise under this Agreement shall be finally determined by the Compensation Committee of the Corning Board of Directors in its absolute discretion.

IN WITNESS WHEREOF, this Agreement has been duly executed by Corning.

CORNING INCORPORATED

By:	John P. MacMahon
Senior Vice President, Global Compensation & Benefits
Corning Incorporated

Appendix A

Non-Compete Agreement

This Non-Compete Agreement effective as of the date acknowledged ("Effective Date") by the employee  ("Employee") is between Corning Incorporated ("Corning") and Employee who is employed in a leadership position at Corning or one of its affiliates (collectively "Company") and receives a portion of his/her compensation under Corning's Executive Long-Term Incentive Plan through the Company's 2012 Long-Term Incentive Plan as amended from time to time (the "Plan"), a copy of which may be obtained from in Corning's Secretary at One Riverfront Plaza, Corning, New York 1483.  Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

If Employee fails to acknowledge this Non-Compete Agreement by May 31 of the year in which such Plan awards are made, in the manner specified by the Company, Employee understands that all Plan awards, including the Cash Performance Units, Incentive Stock Rights, and Stock Options, for that year will automatically be forfeited and canceled

In consideration of the compensation to be provided to Employee pursuant to the Plan, which employee hereby acknowledges to be good and valuable consideration, Company and Employee hereby agree as follows:

1.	Restrictive Covenants.

	(a)	Acknowledgment – Confidential Information.

The Employee understands that the nature of Employee's position gives the Employee access to and knowledge of Company Confidential Information (as defined below) and places the Employee in a position of trust and confidence with the Company. Employee acknowledges that Employee's exposure to Company Confidential Information, both of a technical and business nature, within Corning will be extensive, due to the open communication and teamwork required for the success of the Company, and especially due to the level of responsibility for the businesses that is required in the position held by Employee. For purposes of this Agreement, "Company Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, of the Company, or of any other person or entity that has entrusted information to the Company in confidence. Company Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Employee understands and agrees that Company Confidential Information includes information developed by the Employee in the course of the Employee's employment by the Company as if the Company furnished the same Company Confidential Information to the Employee in the first instance. Company Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

	(b)	Acknowledgment – Leadership Role.

The Employee understands and acknowledges that the leadership, management and intellectual services the Employee provides to the Company are unique and special. The Employee further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of such services or Company Confidential Information by the Employee is likely to result in unfair or unlawful competitive activity.

	(c)	Non-Competition and Non-Solicitation.

Because of Company's legitimate business interest as described herein and the good and valuable consideration offered to the Employee through the Plan, during the term of Employee's employment and for the term of two (2) years, to run consecutively, beginning on the last day of the Employee's employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Employee or the Company, the Employee agrees and covenants not to engage in Prohibited Activity.

For purposes of this non-compete clause, "Prohibited Activity" is activity in which

i)    Employee contributes the Employee's knowledge, directly or indirectly, in whole or in part, as an employee, company, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company. Prohibited Activity also includes activity that may require or inevitably require disclosure of Company trade secrets, proprietary information, or Confidential Information; or

ii)    Employee recruits, solicits, or hires any employee, consultant, agent, director or officer of Company or contacts, recruits, solicits or induces, or attempts to contact, recruit, solicit or induce, any employee, consultant, agent, director or officer of Company to terminate his/her employment with, or otherwise adversely change, reduce, or cease any relationship with Company if the hiring of such individual would involve, or is likely to involve, the unauthorized use or disclosure of Company's Confidential Information; or

iii)            Employee contacts, solicits, diverts, takes away, or attempts to contact, solicit, divert or take away, any clients, customers or accounts, or prospective clients, customers or accounts, of Company, or any of Company's business with such clients, customers or accounts Company which were contacted, solicited or served by Employee, or were directly or indirectly under Employee's responsibility, while  employed by Company, or the identity of which Employee became aware during the term of employment except as agreed upon in writing signed by a duly authorized officer of Company.

It is not a Prohibited Activity for Employee to purchase or own less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

(d) Non-Disparagement.

The Employee agrees and covenants that the Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers and existing and prospective customers, suppliers, investors, and other associated third parties.  This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to Employee's Section 7 of this Appendix A rights under the NLRA, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

2.	Future Employment.

(a)            Prior to commencing new employment immediately subsequent to Employee's employment with Company, Employee will provide to Company a full description of such new employment along with written assurance from such new employer that such new employment does not conflict with Employee's obligations under this Agreement or under the Employee Patent and Proprietary Information Agreement.  Employee also agrees to notify Employee's new employer of the restrictions contained in this Agreement, and Corning reserves the right to do so in any event.

(b)            If, for a period of six months following separation from employment with Company, Employee fails, after conscientious and diligent effort, to obtain an offer of employment which is consistent with Employee's education, training, occupational experience, general ability and reasonable salary expectations, and, he/she believes that such failure is due to the restrictions of this Agreement, Employee shall provide written notice thereof to Company's Sr. Vice President of Human Resources.  Within thirty (30) days after receipt of such notice, Corning shall meet with Employee to discuss options for minimizing any detrimental effect on Employee due to this Agreement.  Any Corning steps to minimize such detrimental effect shall be conditioned upon continued conscientious and diligent effort by Employee to secure new employment.

3.	Remedies, Choice of Law.

(a)            In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

(b)            The law governing this Agreement and any dispute arising out of, relating to or in connection with the Agreement shall be the laws of the State of New York, without regard to its principles of conflicts of law. In the event of litigation, any action shall be venued in either the Supreme Court of the State of New York, Steuben County or in the United States District Court for the Western District of New York.

4.	Entire Agreement, No Conflict.

(a)            Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, including any prior versions of a Non-Compete Agreement attached as Appendix A to the Incentive Stock Rights Agreement or any business unit particular non-compete employee may have signed.

(b)            Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the "at-will" status of the employment relationship between the Company and the Employee, pursuant to which either the Company or the Employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

(c)            Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the Employee Patent and Proprietary Information Agreement Employee signed with Company.

5.	Severability, DTSA Immunity.

(a)            Should any provision of this Agreement be held by the arbitral authority or a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such arbitral authority or court is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the arbitral authority or court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

(b) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

(i) The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)            is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)            if the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee:

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

EMPLOYEE UNDERSTANDS THAT HE OR SHE HAD THE CHOICE AND OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH LEGAL COUNSEL OF HIS OR HER CHOOSING, TO ACCEPT THIS AGREEMENT AND RECEIVE CONSIDERATION UNDER THE PLAN, OR TO NOT ACCEPT THIS AGREEMENT.  EMPLOYEE ACKNOWLEDGES THAT THE RESTRICTIONS SET FORTH IN THIS AGREEMENT DO NOT PREVENT HIM/HER FROM EARNING A LIVELIHOOD NOR UNREASONABLY IMPOSE LIMITATIONS ON HIS/HER ABILITY TO EARN A LIVING.  EMPLOYEE FURTHER UNDERSTANDS THAT HAD HE OR SHE NOT ACCEPTED THIS AGREEMENT, OR IF EMPLOYEE LATER SEEKS TO DENY, OPPOSE, OR TERMINATE THIS AGREEMENT, CORNING HAD AND CONTINUES TO RETAIN THE RIGHT TO LIMIT OR RESTRICT HIS OR HER WORK ACTIVITIES AS APPROPRIATE TO FULLY AND ADEQUATELY PROTECT ITS CONFIDENTIAL INFORMATION FROM HARM OR THREATENED HARM, AND FURTHER TO SEEK THE RETURN OF ANY SUCH CONSIDERATION PROVIDED TO EMPLOYEE AND OTHER DAMAGES THAT MAY ARISE FROM HIS OR HER NONCOMPLIANCE WITH OR REPUDIATION OF THIS AGREEMENT.